Exhibit 23.1

Independent Auditors’ Consent

We consent to the incorporation by reference in Registration Statement Nos. 333-46506, 333-64339, 33-59983, and 33-40565 of ProCyte Corporation on Form S-8 of our report dated March 25, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, the revision of SFAS No. 148 Accounting for Stock-Based Compensation-Transition and Disclosure pro-forma calculation disclosures for the years ended December 31, 2002 and 2001), appearing in this Annual Report on Form 10-K of ProCyte Corporation for the year ended December 31, 2003.

Seattle, Washington
March 29, 2004